Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS THIRD QUARTER 2020 RESULTS
Increases Full Year Guidance; Consolidated Revenues of $712M, up 9.6%
Diluted EPS $1.15; Non-GAAP Diluted EPS $1.04, up 120.9%
Rent-A-Center Business Same Store Sales up 12.9%; e-Commerce sales up 71%
Preferred Lease Invoice Volume up 34.4%
__________________________________________________________
Plano, Texas, October 28, 2020 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today announced results for the quarter ended September 30, 2020.
“We’re very pleased with our third quarter performance,” said Mitch Fadel, Chief Executive Officer. “The changes we’ve made to support customers during this crisis have prioritized safety while further positioning the business for long-term growth, and our value proposition has never been more relevant."
"Preferred Lease invoice volume accelerated in the quarter as the team onboarded new partners and achieved broader diversification across product categories. In the Rent-A-Center segment EBITDA growth and profitability were the strongest we've seen in years, driven by continued growth in e-commerce."
"Demand for home-related goods remains strong and we continue to see positive trends without the benefit of further stimulus. We've increased our full year guidance for 2020 and believe we're on track to close the year with healthy lease portfolios and favorable underlying trends in our virtual and omni-channel businesses."
“We’re particularly excited about the progress we're making on digital,” continued Mr. Fadel. “It’s been a watershed year for digital as social distancing confirmed the strategy we were already pursuing to serve customers. Given our experience in 2020, we believe we can further harness digital to increase both overall consumer demand and our share of lease to own."
"We've launched a broad digital initiative behind our Preferred Lease brand and we’re focused on accelerating growth as we accelerate our mobile and web strategy with new talent and digital expertise."
"We're also making additional investments in digital at Rent-A-Center. E-commerce is profitable and largely incremental for Rent-A-Center, and we believe there are significant opportunities to broaden our target customer demographic and drive customer retention.”
"We have ample capital to support our strategy and believe we're well positioned to invest in high return projects that we believe drive profitable growth and enhance long-term shareholder returns," Mr. Fadel concluded.
Consolidated Results
On a consolidated basis, total revenues increased in the third quarter of 2020 to $712.0 million, or by 9.6 percent compared to the same period in 2019, primarily due to an increase in same store sales revenue of 12.9 percent in the Rent-A-Center Business segment and a 9.3 percent increase in total revenues in the Preferred Lease segment.
On a GAAP basis, the Company generated $80.2 million in operating profit in the third quarter of 2020 compared to $38.8 million in the third quarter of 2019.
Net earnings and diluted earnings per share, on a GAAP basis, were $64.0 million and $1.15 respectively in the third quarter of 2020 compared to net earnings and diluted earnings per share of $31.3 million and $0.56 respectively in the third quarter of 2019.
The Company's Non-GAAP third quarter 2020 diluted earnings per share were $1.04 compared to $0.47 in the third quarter of 2019, an increase of 120.9 percent. Adjusted EBITDA in the third quarter was $92.1 million compared to $56.6 million in the third quarter of 2019. Adjusted EBITDA margin as a percentage of total revenues in the third quarter was 12.9 percent, an increase of 420 basis points compared to the third quarter of 2019.
For the nine months ended September 30, 2020, the Company generated $296.2 million of cash from operations. The Company ended the third quarter of 2020 with $227.4 million of cash and cash equivalents and $198.0 million of outstanding indebtedness. The Company's net debt to Adjusted EBITDA ratio ended the third quarter at 0.0 compared to

0.8 times as of the end of the third quarter 2019. The Company ended the third quarter of 2020 with $437 million of liquidity which includes $209 million of remaining availability on its revolving credit facility.
Recent Dividend
As previously announced, the Rent-A-Center Board of Directors declared on September 24, 2020 a cash dividend of $0.29 per share for the fourth quarter of 2020, which was paid on October 26, 2020 to stockholders of record at the close of business on October 7, 2020.
California Refranchising
On July 22, 2020, we entered into an asset purchase agreement to sell all 99 Rent-A-Center Business corporate stores in the state of California to an experienced franchisee. The sale was consummated on October 5, 2020 for cash consideration of approximately $16 million, including approximately $1 million paid for related franchise fees. The net book value of assets sold in connection with the sale included idle and on-rent inventory of approximately $31.1 million and property assets of approximately $0.8 million.
Preferred Lease Segment
Third quarter 2020 revenues increased 9.3 percent to $201.7 million as compared to the third quarter of 2019 and were driven primarily by virtual retail partner growth. Preferred Lease invoice volume increased 34.4 percent as compared to the third quarter of 2019 through new virtual retail partner additions and organic growth in virtual and staffed locations. As a percent of revenue, skip/stolen losses were 11.3 percent, 240 basis points higher than in the third quarter of 2019 and 710 basis points lower than in the second quarter of 2020. On a GAAP basis, segment operating profit was $16.1 million in the third quarter, representing a decrease of 390 basis points as a percent of segment revenue versus the prior year. Adjusted EBITDA was $16.6 million, representing a decrease of 380 basis points as a percent of segment revenue versus the prior year. The decreases in segment operating profit and adjusted EBITDA were primarily due to a higher mix of merchandise sales driven by an increase in early payouts and investments to support growth.
Rent-A-Center Business Segment
Third quarter 2020 revenues of $474.2 million increased 8.6 percent as compared to the third quarter of 2019, primarily due to an increase in same store sales revenue of 12.9 percent driven by 71 percent growth in e-commerce sales. Skip/stolen losses as a percent of revenue were 2.0 percent, 210 basis points lower than in the third quarter of 2019 and 170 basis points lower than in the second quarter of 2020. Lower skip/stolen losses are partially a result of the increased adoption of digital payments which is resulting in better collections performance. On a GAAP basis, segment operating profit was $100.0 million in the third quarter, representing an increase of 910 basis points as a percent of segment revenue versus the prior year. Adjusted EBITDA was $105.6 million, representing an increase of 870 basis points as a percent of segment revenue versus the prior year, driven primarily by leverage created due to higher revenues and lower operating expenses. At September 30, 2020, the Rent-A-Center Business segment had 1,947 company-operated locations. Following the California refranchising transaction described above, the Rent-A-Center Business segment has approximately 1,850 company-operated locations.
Franchising Segment
Third quarter 2020 revenues of $24.0 million increased 59.6 percent compared to the third quarter of 2019 primarily due to higher store count and higher inventory purchases by our franchisees. On a GAAP basis, segment operating profit was $3.1 million in the third quarter, representing an increase of 560 basis points as a percent of segment revenue versus the prior year. Adjusted EBITDA was $3.2 million, representing an increase of 560 basis points as a percent of segment revenue versus the prior year. At September 30, 2020, there were 363 franchise-operated locations. Following the California refranchising transaction described above, there were approximately 460 franchise operated locations.
Mexico Segment
Third quarter 2020 revenues of $12.2 million represent an increase of 3.6 percent on a constant currency basis compared to the third quarter of 2019. On a GAAP basis, segment operating profit was $1.7 million in the third quarter, representing an increase of 510 basis points as a percent of segment revenue versus the prior year. Adjusted EBITDA was $1.8 million, representing an increase of 540 basis points as a percent of segment revenue versus the prior year. At September 30, 2020, the Mexico business had 121 company-operated locations.
Corporate Segment
Third quarter 2020 expenses increased by $6.5 million, representing an increase of 40 basis points as a percent of consolidated revenue versus the prior year, driven primarily by higher incentive compensation.

SAME STORE SALES
(Unaudited)

Table 1
Period	Rent-A-Center Business	Mexico
Three Months Ended September 30, 2020 (1)	12.9%	4.3%
Three Months Ended June 30, 2020 (1)	7.8%	(2.6)%
Three Months Ended September 30, 2019	3.7%	8.1%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Due to the COVID-19 pandemic and related temporary store closures, all 32 stores in Puerto Rico were excluded starting in March 2020 and will remain excluded for 18 months.

2020 Guidance (1) The Company is increasing full year 2020 guidance which now also reflects the refranchising of 99 California Rent-A-Center locations.
Consolidated
•Revenues of $2.795 to $2.825 billion
•Adjusted EBITDA of $308 to $323 million (2)
•Non-GAAP diluted earnings per share of $3.35 to $3.50 (2)
•Free cash flow of $200 to $215 million (2)

Preferred Lease Segment
•Revenues of $812 to $822 million
•Adjusted EBITDA of $66 to $71 million(2)

Rent-A-Center Business Segment
•Revenues of $1.825 to $1.840 billion
•Adjusted EBITDA of $352 to $362 million(2)

(1) Guidance includes the California refranchise transaction but does not include the impact of any new franchising transactions beyond the California transaction completed in the fourth quarter of 2020.
(2) Non-GAAP financial measure. See descriptions below in this release. Because of the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on the morning of Thursday, October 29, 2020, at 8:30 a.m. ET. For a live webcast of the call, visit https://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
Rent-A-Center, Inc. (NASDAQ: RCII) is an industry leading omni-channel lease-to-own provider for the credit constrained customer. The Company focuses on improving the quality of life for its customers by providing access and the opportunity to obtain ownership of high-quality, durable products via small payments over time under a flexible lease-purchase agreement and no long-term debt obligation. Preferred Lease provides virtual and staffed lease-to-own solutions to retail partners in stores and online enabling our partners to grow sales by expanding their customer base utilizing our differentiated offering. The Rent-A-Center Business and Mexico segments provide lease-to-own options on products such as furniture, appliances, consumer electronics, and computers in approximately 2,100 Rent-A-Center stores in the United States, Mexico, and Puerto Rico and on its e-commerce platform, Rentacenter.com. The Franchising segment is a national franchiser of approximately 360 franchise locations. Rent-A-Center is headquartered in Plano, Texas. For additional information about the Company, please visit our website at Rentacenter.com or Investor.rentacenter.com.

Forward Looking Statements
This press release and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the expected impact of the COVID-19 pandemic on the Company's business, financial condition and results of operations, (ii) the Company's guidance for 2020 and future periods and (iii) the Company's digital strategy and other future growth opportunities. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) the impact of the COVID-19 pandemic and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Preferred Lease retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy merchandise needs, (v) the Company's coworkers, including the ability to adequately staff operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (2) the general strength of the economy and other economic conditions affecting consumer preferences and spending; (3) factors affecting the disposable income available to the Company's current and potential customers; (4) changes in the unemployment rate; (5) capital market conditions, including availability of funding sources for the Company; (6) changes in the Company's credit ratings; (7) difficulties encountered in improving the financial and operational performance of the Company's business segments; (8) risks associated with pricing changes and strategies being deployed in the Company's businesses; (9) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (10) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or refranchising opportunities; (11) failure to manage the Company's store labor and other store expenses, including merchandise losses; (12) disruptions caused by the operation of the Company's store information management systems; (13) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (14) the Company's ability to achieve the benefits expected from its integrated retail partner offering, Preferred Lease, including its ability to integrate its historic retail partner business (Acceptance Now) and the Merchants Preferred business under the Preferred Lease offering and to successfully grow this business segment; (15) exposure to potential operating margin degradation due to the higher cost of merchandise in our Preferred Lease offering and potential for higher merchandise losses; (16) the Company's transition to more-readily scalable, “cloud-based” solutions; (17) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (18) the Company's ability to protect its proprietary intellectual property; (19) disruptions in the Company's supply chain; (20) limitations of, or disruptions in, the Company's distribution network; (21) rapid inflation or deflation in the prices of the Company's products; (22) the Company's ability to execute and the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (23) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (24) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers and other competitors, including subprime lenders; (25) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments; (26) consumer preferences and perceptions of the Company's brands; (27) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (28) the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; (29) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (30) the Company's compliance with applicable statutes or regulations governing its businesses; (31) the impact of any additional social unrest such as that experienced in 2020 or otherwise, and resulting damage to the Company's inventory or other assets and potential lost revenues; (32) changes in interest rates; (33) changes in tariff policies; (34) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (35) information technology and data security costs; (36) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; (37) changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; (38) changes in the Company's effective tax rate; (39) fluctuations in foreign currency exchange rates; (40) the Company's ability to maintain an effective system of internal controls; (41) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (42) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2019 and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
EVP, Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 2	Three Months Ended September 30,
(In thousands, except per share data)	2020	2019
Revenues
Store
Rentals and fees	$579,573	$550,795
Merchandise sales	91,233	65,552
Installment sales	16,580	16,952
Other	844	1,054
Total store revenues	688,230	634,353
Franchise
Merchandise sales	19,069	11,178
Royalty income and fees	4,716	3,840
Total revenues	712,015	649,371
Cost of revenues
Store
Cost of rentals and fees	167,027	161,971
Cost of merchandise sold	95,177	70,575
Cost of installment sales	5,713	5,527
Total cost of store revenues	267,917	238,073
Franchise cost of merchandise sold	19,070	11,302
Total cost of revenues	286,987	249,375
Gross profit	425,028	399,996
Operating expenses
Store expenses
Labor	150,493	158,666
Other store expenses	140,818	150,366
General and administrative expenses	41,576	34,364
Depreciation and amortization	13,810	14,894
Other (gains) and charges	(1,856)	2,859
Total operating expenses	344,841	361,149
Operating profit	80,187	38,847
Debt refinancing charges	—	2,168
Interest expense	3,350	6,733
Interest income	(152)	(85)
Earnings before income taxes	76,989	30,031
Income tax expense (benefit)	12,959	(1,246)
Net earnings	$64,030	$31,277
Basic weighted average shares	53,985	54,487
Basic earnings per common share	$1.19	$0.57
Diluted weighted average shares	55,606	56,058
Diluted earnings per common share	$1.15	$0.56

Rent-A-Center, Inc. and Subsidiaries

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 3	September 30,
(In thousands)	2020	2019
Cash and cash equivalents	$227,398	$73,682
Receivables, net	75,471	70,762
Prepaid expenses and other assets	40,172	39,120
Rental merchandise, net
On rent	680,955	633,740
Held for rent	119,903	109,931
Operating lease right-of-use assets	280,845	268,101
Goodwill	70,217	71,749
Total assets	1,667,565	1,497,932

Operating lease liabilities	$283,784	$272,515
Senior debt, net	190,599	251,001
Total liabilities	1,125,228	1,066,192
Stockholders' equity	542,337	431,740

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended September 30,
(In thousands)	2020	2019
Revenues
Rent-A-Center Business	$474,223	$436,497
Preferred Lease	201,659	184,486
Mexico	12,159	13,370
Franchising	23,974	15,018
Total revenues	$712,015	$649,371

Table 5	Three Months Ended September 30,
(In thousands)	2020	2019
Gross profit
Rent-A-Center Business	$332,742	$306,881
Preferred Lease	78,727	80,113
Mexico	8,655	9,286
Franchising	4,904	3,716
Total gross profit	$425,028	$399,996

Table 6	Three Months Ended September 30,
(In thousands)	2020	2019
Operating profit
Rent-A-Center Business	$99,950	$52,175
Preferred Lease	16,073	21,830
Mexico	1,724	1,213
Franchising	3,146	1,135
Total segments	120,893	76,353
Corporate	(40,706)	(37,506)
Total operating profit	$80,187	$38,847

Table 7	Three Months Ended September 30,
(In thousands)	2020	2019
Depreciation and amortization
Rent-A-Center Business	$4,926	$5,037
Preferred Lease	541	379
Mexico	104	82
Franchising	15	3
Total segments	5,586	5,501
Corporate	8,224	9,393
Total depreciation and amortization	$13,810	$14,894

Table 8	Three Months Ended September 30,
(In thousands)	2020	2019
Capital expenditures
Rent-A-Center Business	$5,721	$4,129
Preferred Lease	20	24
Mexico	116	35
Total segments	5,857	4,188
Corporate	1,950	2,734
Total capital expenditures	$7,807	$6,922

Table 9	On Lease at September 30,		Held for Lease at September 30,
(In thousands)	2020	2019	2020	2019
Lease merchandise, net
Rent-A-Center Business	$417,212	$377,101	$112,176	$104,341
Preferred Lease	249,266	241,591	1,969	1,151
Mexico	14,477	15,048	5,758	4,439
Total lease merchandise, net	$680,955	$633,740	$119,903	$109,931

Table 10	September 30,
(In thousands)	2020	2019
Assets
Rent-A-Center Business	$916,894	$887,795
Preferred Lease	337,752	330,727
Mexico	33,957	30,616
Franchising	12,044	8,412
Total segments	1,300,647	1,257,550
Corporate	366,918	240,382
Total assets	$1,667,565	$1,497,932

Non-GAAP Financial Measures
This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis and (3) Free Cash Flow (net cash provided by operating activities less capital expenditures). “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature and which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this communication. Because of the inherent uncertainty related to the special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA and Free Cash Flow are also used as part of our incentive compensation program for our executive officers and others.
We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for or superior to, and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

Reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

Table 11	Three Months Ended September 30,
	2020		2019
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net earnings	$64,030	$1.15	$31,277	$0.56
Special items, net of taxes:
Other (gains) charges (See Tables 12 and 13 below for additional detail)	(1,341)	(0.02)	1,939	0.03
Debt refinancing charges	—	—	1,470	0.03
Discrete income tax items	(5,064)	(0.09)	(8,385)	(0.15)
Net earnings excluding special items	$57,625	$1.04	$26,301	$0.47

Reconciliation of operating profit to Adjusted EBITDA (consolidated and by segment):

Table 12	Three Months Ended September 30, 2020
(In thousands)	Rent-A-Center Business	Preferred Lease	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$99,950	$16,073	$1,724	$3,146	$(40,706)	$80,187
Plus: Amortization, Depreciation	4,926	541	104	15	8,224	13,810
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Legal settlement	—	—	—	—	(2,800)	(2,800)
Store closure costs	385	—	3	—	—	388
Asset disposals	314	—	—	—	—	314
Cost savings initiatives	(41)	34	—	—	116	109
Nationwide protest impacts	101	—	—	—	—	101
COVID-19 impacts	(74)	—	—	—	106	32
Adjusted EBITDA	$105,561	$16,648	$1,831	$3,161	$(35,060)	$92,141

Table 13	Three Months Ended September 30, 2019
(In thousands)	Rent-A-Center Business	Preferred Lease	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$52,175	$21,830	$1,213	$1,135	$(37,506)	$38,847
Plus: Amortization, Depreciation	5,037	379	82	3	9,393	14,894
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Store closures	1,831	—	5	—	—	1,836
Legal and professional fees	—	—	—	—	687	687
Cost savings initiatives	242	94	—	—	—	336
Adjusted EBITDA	$59,285	$22,303	$1,300	$1,138	$(27,426)	$56,600

Reconciliation of net cash provided by operations to free cash flow:

Table 14	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$41,507	$42,711	$296,226	$228,129
Purchase of property assets	(7,807)	(6,922)	(22,557)	(12,010)
Hurricane insurance recovery proceeds	—	—	158	995
Free cash flow	$33,700	$35,789	$273,827	$217,114

Proceeds from sale of stores	9	3,130	196	16,922
Acquisitions of businesses	(700)	(28,567)	(700)	(28,722)
Free cash flow including acquisitions and divestitures	$33,009	$10,352	$273,323	$205,314